Exhibit 10.8

Agency Representative Agreement between  Public Media Works, Inc. & U4oria Discovery, Inc

This Agency Representative Agreement is binding for both parties and is to be treated as Confidential Information. Both parties recognize that prior to this Agreement there have been no prior written or oral offers, commitments, contracts or agreements.

Section 1: Parties to the Agreement

Party A: Public Media Works Inc. (‘PMW’) addressed at 14759 Oxnard St, Van Nuys, CA 91411. PMW is the parent entity which encompasses, controls the creations, trademarks, intellectual property rights and all brand development content and its associated rights for its films, movies, website, and all other related properties.  Party B: U4oria Discovery, Inc. (‘U4oria  ‘), addressed at 11316 Vista Sorrento Parkway, U-205, San Diego, CA 92130.

Section 2: Agency Representative

During the past several weeks both parties have expressed interest and recognize their beneficial symmetry. By virtue of this signed agreement, U4oria   will become the official and preferred, lead Sponsorship Sales & Marketing Agency for PMW managing and directing sponsorship sales for PMW and their associated films to be developed. Currently there are approximately 4-5 representatives in the field selling for PMW. U4oria   will lead their efforts, as needed, and receive a 10% override on sponsorship sales deals that U4oria is directly involved with.

Section 3: Services

U4oria, as lead Agency functioning as the corporate sponsorship sales and marketing team for PMW will provide the following services to PMW focusing on the two key immediate areas of need:  1) PMW Studio Real Estate ‘Title Sponsors’ sales online, 2) PMW movie sponsorship sales opportunities.

Sponsorship Sales & Marketing Agency Function

•                  Strategic sponsorship consulting services

•                  Sponsorship sales and marketing strategies and rate card development

•                  Sponsorship procurement process including negotiation and final sponsorship agreement contracting

Section 4: Commission Fees & Payments

U4oria will receive the following commission fees from PMW:

•                  20% from all gross sponsorship sales revenue up to $1,000,000.00

•                  15% on all gross sponsorship sales revenue over $1,000,000.00 with no cap

•                  10% override on all gross sponsorship revenue from U4oria   involved w/other reps

Commission fee payments will be made to U4oria   within 10 business days from the receipt of all sponsorship sales revenue.

Jan 29th, 2004                       Confidential Agency Representative Agreement                           Page 1 of 2

Section 5: Performance Goals and Ongoing Commitments

In addition to Section 2: When U4oria   reaches the performance goal of securing a minimum of $1,000,000.00 in cash sponsorship on or before March 30th, 2004, PMW will negotiate in good faith with U4oria   the following additional rights: 1) Exclusive ongoing Sponsorship Sales & Marketing/ Strategic Brand Image Agency of record, 2) Two year contract with a monthly retainer fee for services, ranging between $15,000.00 - $25,000.00.

Section 6: Other Sources of Sponsorship

During the sponsorship sales process, U4oria’s priority will be focused on raising cash sponsorship, however there will be Value in Kind products and services (‘VIK’) deals closed as well. PMW will pay U4oria   10% on VIK deals from the total estimated dollar amount savings per VIK transactional item.

Section 7: Confidentiality

Neither party may disclose the confidential nature, specifics, financial data and all other proprietary information in written, oral and physical/ sample forms of business and/or identified as confidential by either party, (collectively “Confidential Information”). Neither party shall not in any way disclose, copy, disassemble, decompile, reverse engineer or transfer Confidential Information to any other person or entity at any time.

Thank you very much for this opportunity to represent and serve you. If you are in agreement, please sign and date where indicated below and return at your earliest convenience.

/s/ KEVIN DONOVAN	Jan. 29 04
U4oria Discovery, Inc. Representative	Date

KEVIN DONOVAN
Name

PRESIDENT & CEO
Title

/s/ THOMAS SZABO	Jan. 29 04
Public Media Works Representative	Date

THOMAS SZABO
Name

CEO
Title

October 23, 2003                   Confidential Agency Representative Agreement                           Page 2 of 2